                           SUBSIDIARIES OF THE COMPANY


     Name of Subsidiary                                       Jurisdiction
     ------------------                                       ------------

     Department 56 Retail, Inc.                               Minnesota

     Department 56 Sales, Inc.                                Minnesota

     D 56, Inc.                                               Minnesota

     CAN 56, Inc.                                             Minnesota
